                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
            Information Statement Pursuant to Rules 13d-1 and 13d-2
                                Amendment No. 3


                             SEACOR Holdings, Inc.
                        ------------------------------
                               (Name of Issuer)



                    Common Stock, par value $0.01 per share
                ----------------------------------------------
                        (Title of Class of Securities)



                                   811904101
                                 ------------
                                (CUSIP Number)



     Check the following box if a fee is being paid with this statement _______. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)



                         (Continued on following pages)

                               Page 1 of 6 Pages

-------------------------
CUSIP NO.
 811904101
----------------
--------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or  I.R.S. Identification No. of  Above Person

     The Goldman Sachs Group, L.P.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                         (a) _____
                                         (b)  X
                                             ---
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or place of  Organization

     Delaware
--------------------------------------------------------------------------------
Number of       5  Sole Voting Power
Shares
Beneficially                  0
                   ----------------------
Owned By        6  Shared Voting Power
Each
Reporting                91,121
                   ----------------------
Person With     7  Sole Dispositive Power
                              0
                   ----------------------
               8    Shared Dispositive Power

                         91,121
                   ---------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

                         91,121
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
--------------------------------------------------------------------------------
11.  Percent of Class Representing by Amount in Row (9)

                   1.4%
--------------------------------------------------------------------------------
12.  Type of Reporting Person

                      HC-PN
--------------------------------------------------------------------------------

                               Page 2 of 6 Pages

-------------------------
CUSIP NO.
 811904101
----------------
--------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Goldman,  Sachs & Co.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                         (a) _____
                                         (b)  X
                                             ---
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or place of Organization

      New York
--------------------------------------------------------------------------------
Number of       5  Sole Voting Power
Shares
Beneficially                  0
                   ----------------------
Owned By        6  Shared Voting Power
Each
Reporting                91,121
                   ----------------------
Person With     7  Sole Dispositive Power
                              0
                   ----------------------
                8  Shared Dispositive Power

                         91,121
                   ----------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

                   91,121
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.  Percent of Class Representing by Amount in Row (9)

                 1.4%
--------------------------------------------------------------------------------
12.  Type of Reporting Person
                   BD-PN-IA
--------------------------------------------------------------------------------

                               Page 3 of 6 Pages

-------------------------
CUSIP NO.
 811904101
----------------
--------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Sable Partners L.P.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                         (a) _____
                                         (b)  X
                                             ---
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or place of Organization

      Delaware
--------------------------------------------------------------------------------
Number of       5  Sole Voting Power
Shares
Beneficially                   0
                   ----------------------
Owned By        6  Shared Voting Power
Each
Reporting                      0
                   ----------------------
Person With     7  Sole Dispositive Power
                               0
                   ----------------------
                8  Shared Dispositive Power

                               0
                   ----------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

               0
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.  Percent of Class Representing by Amount in Row (9)

                 0.0%
--------------------------------------------------------------------------------
12.  Type of Reporting Person
                   PN
--------------------------------------------------------------------------------

                               Page 4 of 6 Pages

     Item 4.   Ownership.

           (a).  Amount beneficially owned:
                 See the responses(s) to Item 9 on the attached cover pages(s).

           (b).  Percent of class:
                 See the response(s) to Item 11 on the attached cover pages(s).

           (c). Number of shares as to which such person has:

               (i)  Sole power to vote or to direct the vote:
                         See the response(s) to Item 5 on the attached cover page(s).

               (ii) Shared power to vote or direct the vote:
                         See the response(s) to Item 6 on the attached cover page(s).

               (iii)  Sole power to dispose or to direct the disposition of:
                         See the response(s) to Item 7 on the attached cover page(s).

               (iv) Shared power to dispose or to direct the disposition of:
                         See the response(s) to Item 8 on the attached cover page(s).


     Item 5.   Ownership of Five Percent or Less of a Class
                    December 15, 1995

     Item 10.  Certification.

                    Not applicable.

                               Page 5 of 6 Pages

                                   SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  January 10, 1996


                              THE GOLDMAN SACHS GROUP, L.P.


                              By:  /s/ Richard A. Friedman
                                  ---------------------------
                                  Name:  Richard A. Friedman
                                  Title:   General Partner


                              GOLDMAN, SACHS & CO.


                              By: /s/ Richard A. Friedman
                                 ----------------------------
                                 Name:  Richard A. Friedman
                                 Title:   General Partner


                              SABLE PARTNERS L.P.


                              By:  /s/ Richard A. Friedman
                                 ------------------------------
                                 Name:  Richard A. Friedman
                                 Title:   Management Committee Member

                               Page 6 of 6 Pages